EXHIBIT 5

[ROPES & GRAY LLP LETTERHEAD]

January 22, 2004

Boston Life Sciences, Inc.

20 Newbury Street

Boston, Massachusetts 02116

Re:	Boston Life Sciences, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of (i) 6,400,000 shares of Common Stock, $.01 par value, of Boston Life Sciences, Inc., a Delaware corporation (the “Company”) issuable upon the conversion of 800 shares of the Company’s Series E Cumulative Convertible Preferred Stock (the “Preferred Stock”), (ii) 3,520,000 shares of the Company’s Common Stock issuable upon the exercise of warrants issued in connection with the private placement of the Company’s Preferred Stock (the “Private Placement Warrants”), (iii) 76,890 shares of the Company’s Common Stock issuable upon the exercise of warrants issued to Pictet Global Sector Fund –Biotech (the “Pictet Warrants”), (iv) 150,000 shares of the Company’s Common Stock issuable upon the exercise of warrants issued to Alexandros Partners LLC (the “Alexandros Warrants”), (v) 20,000 shares of the Company’s Common Stock issuable upon the exercise of warrants issued to Celia Kupferberg (the “Kupferberg Warrants”) and (vi) 10,000 shares of the Company’s Common Stock issuable upon the exercise of warrants issued to Robert Licho (the “Licho Warrants”).

The Common Stock issuable upon conversion of the Preferred Stock is referred to herein as the “Conversion Shares” and the Common Stock issuable upon exercise of the Private Placement Warrants, Pictet Warrants, Alexandros Warrants, Kupferberg Warrants and Licho Warrants is referred to herein as the “Private Placement Warrant Shares,” “Pictet Warrant Shares,” “Alexandros Warrant Shares,” “Kupferberg Warrant Shares” and “Licho Warrant Shares,” respectively. The Conversion Shares, Private Placement Warrant Shares, Pictet Warrant Shares, Alexandros Warrant Shares, Kupferberg Warrant Shares and Licho Warrant Shares are referred to as the “Registrable Shares.”

We have acted as counsel for the Company in connection with its issuance and sale of the Preferred Stock and the Private Placement Warrants. We have also acted as counsel for the Company in connection with its issuance of the Pictet Warrants. We have not acted as counsel for the Company in connection with its issuance of the Alexandros Warrants, the Kupferberg Warrants or the Licho Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Registrable Shares have been duly authorized and:

1.    When the Conversion Shares are issued out of the Company’s duly authorized Common Stock upon conversion of the Preferred Stock in accordance with the Company’s Certificate of Incorporation, the Conversion Shares will be validly issued, fully paid and non-assessable.

2.    When the Private Placement Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of and pursuant to the provisions of the Private Placement Warrants and the Company has received the consideration therefor in accordance with the terms of the Private Placement Warrants, the Private Placement Warrant Shares will be validly issued, fully paid and non-assessable.

3.    When the Pictet Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of and pursuant to the provisions of the Pictet Warrants and the Company has received the consideration therefor in accordance with the terms of the Pictet Warrants, the Pictet Warrant Shares will be validly issued, fully paid and non-assessable.

4.    When the Alexandros Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of and pursuant to the provisions of the Alexandros Warrants and the Company has received the consideration therefor in accordance with the terms of the Alexandros Warrants, the Alexandros Warrant Shares will be validly issued, fully paid and non-assessable.

5.    When the Kupferberg Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of and pursuant to the provisions of the Kupferberg Warrants and the Company has received the consideration therefor in accordance with the terms of the Kupferberg Warrants, the Kupferberg Warrant Shares will be validly issued, fully paid and non-assessable.

6.    When the Licho Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of and pursuant to the provisions of the Licho Warrants and the Company has received the consideration therefor in accordance with the terms of the Licho Warrants, the Licho Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”

This opinion may be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP